Exhibit 11

                                               METRIS COMPANIES INC. AND SUBSIDIARIES
                                                 Computation of Earnings Per Share



In thousands, except per-share amounts                  Three Months Ended June 30,    Six Months Ended June 30,
                                                             2000         1999            2000        1999
BASIC:
Net income (loss) applicable to common stockholders ....   $  40,510   $(129,369)       $  82,870   $(112,254)
                                                           =========   =========        =========   =========

Weighted average number of common shares outstanding ...      58,838      57,856           58,400      57,822

Net income (loss) per share ............................   $    0.69   $   (2.24)       $    1.42   $   (1.94)

DILUTED:

Net income applicable to common stockholders (1) .......   $  48,280   $(129,369)       $  98,238   $(112,254)
                                                           =========   =========        =========   =========

Weighted average number of common shares outstanding ...      58,838      57,856           58,400      57,822
Net effect of assumed exercise of stock options based on
   treasury stock method using average market price ....       3,566          --            3,554          --
Assumed conversion of convertible preferred stock ......      29,164          --           29,164          --
                                                           ---------   ---------        ---------   ---------
                                                              91,568      57,856           91,118      57,822
                                                           =========   =========        =========   =========
Net income per share ...................................   $    0.53   $   (2.24)       $    1.08    $  (1.94)


(1) For the three- and six-month periods ended June 30, 2000, diluted earnings per share is calculated by adding back the Series C convertible preferred dividend of $7.8 million and $15.4 million, respectively. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 29.2 million shares at the beginning of the period.